Exhibit 10.20

[AVINGER, INC Logo]

December 17, 2014

Mr. Jeff Soinski

PO Box 17614

Salt Lake City, UT 84117

Dear Jeff:

On behalf of the Board of Directors of Avinger, Inc. (the “Company”), I am pleased to offer you the position of President, Chief Executive Officer of the Company, reporting directly to the Company’s Board of Directors (the “Board” or “Board of Directors”). In addition, as CEO, you will be appointed a member of the Board at its first regularly scheduled meeting subsequent to your starting date. The terms of the offer of employment are the following:

1.     Start Date: Your position will be as a full-time employee commencing on December 29, 2014 or as soon thereafter as possible.

2.     Salary: The Company will pay you an annual salary of $375,000.00 to be paid semi-monthly in accordance with the Company’s standard payroll policies (subject to normal required withholding) and will be reviewed annually by the Board.

3.     Targeted Bonus: There will be no bonus program for 2014. An annual target bonus plan will be established by you and the Board for 2015 when you have a strategic plan with revenue goals in place and accepted by the Board. You will be eligible to receive an annual performance based bonus of up to 40% of your annual salary at the discretion of the Board upon meeting certain goals mutually determined by you and the Board.

4.     Equity: Upon commencement of your employment and subject to the approval of the Board of Directors, you will be granted an Option, which shall be early exercisable representing the right to purchase 5% of the fully diluted capitalization of the Company in shares of Common Stock following any subsequent closing of the Series E preferred stock financing occurring prior to January 15, 2015 (the “Option”). If you are granted the Option prior to January 15, 2015 and there are additional sales of Series E preferred stock between the grant date of your Option and January 15, 2015, subject to approval of the Board of Directors, you will be provided with a supplemental option grant to make up for the dilution caused by any additional sales of Series E preferred stock during that period. The term Option, as used herein, will include any supplemental option grant made to you as described above. For this purpose, “fully diluted capitalization” includes all outstanding shares of capital stock plus all shares subject to issuance underlying outstanding options or

Avinger Inc. :: 400 Chesapeake Drive :: Redwood City, CA, 94063 :: T 650 241 7900 :: F 650 241 7901 ::

www.avinger.com

Mr. Jeff Soinski

December 15, 2014

warrants. The Option will be exercisable for Common stock and will have an exercise price equal to the fair market value of such Common Stock on the date of Board approval, as determined by the Board, and will be early exercisable such that the full number of shares underlying the Option may be purchased before vesting occurs subject to the right of repurchase described below. The Option will vest 25% of the total number of shares underlying the Option on the one-year anniversary of your start date, and then at a rate of 1/48th of the total number of shares underlying the Option each full month thereafter, with the Option being fully vested after four (4) years from your start date. In the event that you choose to early exercise your Option, the Company will have a right, but not the obligation, to repurchase any unvested shares at the original exercise cost in the event your employment relationship terminates before four (4) years from your start date. The Option and any shares purchased upon exercise of such Option will be subject to the terms of the Company’s current equity incentive plan and an option agreement to be entered into between you and the Company.

5.     Change in Control: During your employment with the Company, if a Change in Control of the Company occurs, and if you resign for Good Reason or are terminated without Cause within one year following such Change in Control, then you will receive immediate and full vesting of any outstanding stock options. Additionally, if the Company experiences a Change in Control, 50% of your outstanding unvested stock options and/or restricted stock will vest immediately prior to such Change of Control.

For purposes of this letter agreement, the terms “Change in Control,” “Good Reason” and “Cause” shall have the meanings ascribed to them in a Change in Control Agreement to be entered into by and between you and the Company, which meanings are set forth on Exhibit A hereto.

6.     Severance: In the event that your employment with the Company is terminated without Cause (as defined on Exhibit A), you will be entitled to receive twelve months of base salary and COBRA (medical and dental insurance coverage), in each case, payable in substantially equal installments in accordance with the Company’s payroll practices, as severance, in exchange for you signing and not revoking a severance agreement and general release against the Company and its affiliates within 60 days following your termination of employment (“Severance Agreement”). No severance benefits would be paid or provided to you under this offer of employment on account of a termination for Cause.

7.     Temporary Living/Relocation Expenses: The Company acknowledges that you will relocate from your present home in Utah to a nearby location to the Company’s office in Redwood City, California as soon as possible but no later than August 2015. During the period of time between your Start Date and the time you relocate your family to the San Francisco Bay Area, the Company acknowledges you will commute to Company headquarters weekly. During this period you will be residing in extended stay or similar cost housing. The Company will pay for or reimburse you for all reasonable and documented expenses incurred in connection with your temporary living/extended stay, travel and other commuting expenses in an amount

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December 15, 2014

not to exceed $30,000 and other expenses related to the sale of your house and your relocation in an amount not to exceed $100,000.

8.     Notice and Opportunity to Cure: Notwithstanding the foregoing, in order to terminate your employment for Good Reason (i) you shall first give the Company written notice stating with reasonable specificity the basis for the termination with Good Reason within ninety (90) days of the first occurrence of the event giving rise to Good Reason, (ii) give the Company a period of thirty (30) days to cure or remedy the problem, unless such problem cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) and (iii) terminate your employment within thirty (30) days following the expiration of such cure period.

9.     Benefits: You shall be entitled to four (4) weeks of vacation annually and other basic employment benefits available to all Company employees. Details of the Company’s benefits will be sent to you under separate cover.

10.  At-Will Employment. Your employment with the Company will be “at-will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any or no reason, with or without Cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. Your participation in any stock purchase or benefit program is not to be regarded as assuring you continuing employment for any particular period of time.

11.  Outside Activities: While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company. During the term of your employment by the Company, except on behalf of the Company, you shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation. You shall not serve on any additional board of directors without seeking approval from the Company’s Board of Directors.

12.  Eligibility for Employment: For purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for

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December 15, 2014

employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

13.  Agreements: You will sign the Company’s standard proprietary information agreement (which will also be provided to you shortly) prior to the initiation of your employment. In addition, you will abide by the Company’s policy that prohibits any new employee from bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer. You will agree to follow the Company’s policy that employees must not disclose any information regarding salary, bonuses, or stock purchase or option allocations to other employees, either directly or indirectly.

14.  Section 409A. Notwithstanding anything in this offer letter agreement to the contrary, any compensation or benefits payable under this offer letter agreement that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and which is designated under this offer letter agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”) and, except as otherwise provided under this paragraph, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following your Separation from Service. Any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the sixtieth (60th) day following your Separation from Service and the remaining payments shall be made as provided in this offer letter agreement. Notwithstanding any provision herein to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this offer letter agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2) (B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this offer letter agreement shall be paid as otherwise provided herein. To the extent that any reimbursements under this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this offer letter agreement will not be subject to liquidation or exchange for another benefit. Your right to receive any installment payments under this offer letter agreement, including without limitation any

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December 15, 2014

continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

15.  Expiration: This offer of employment expires on December 19, 2014 at 5:00PM if not executed by then and constitutes the entire agreement between the parties, superseding all other agreements or understanding.

Again, Jeff, I want to emphasize how pleased we all are to extend this offer letter, and how much we look forward to working with you to make Avinger a huge success.

Very truly yours,

/s/ Kenneth M. Novack
Kenneth M. Novack
Chairman
Avinger, Inc.

Accepted:	/s/ Jeff Soinski
Jeff Soinski

Date: December 18, 2014

Exhibit A

Definitions

Mr. Jeff Soinski

December 15, 2014

1.             “Cause” means (i) your willful act of dishonesty in connection with your responsibilities as an employee which is injurious to the Company, (ii) your conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, causing material harm to the standing and reputation of the Company, (iii) your gross misconduct, (iv) your unauthorized use or unauthorized and willful disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful breach of any obligations under any written agreement or covenant with the Company, and your failure to cure such breach (to the extent such breach is capable of being cured) within 10 days after receipt of written notice from the Company; (vi) your continued failure to perform your employment duties after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice provided that such nonperformance has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; or (vii) your repeated unexplained or unjustified absence from the Company.

2.             “Good Reason” means (i) a material reduction of your duties, position or responsibilities, or the your removal from such position and responsibilities, either of which results in a material diminution of your authority, duties or responsibilities, unless you are provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (ii) a material reduction in your base salary (in other words, a reduction of more than ten percent (10%) of your base salary in any one year); (iii) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than fifty (50) miles from your then present location will not be considered a material change in geographic location; (iv) any change in your reporting relationship the result of which is that you no longer report to the Company’s Board of Directors except in the case of a Change of Control; or (v) a material breach of this Agreement by the Company. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

3.             Change in Control: “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting

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December 15, 2014

securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or (iv) the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (iv), if any person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered a Change of Control.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

Further, notwithstanding the foregoing provisions of this definition, the following shall not constitute a Change of Control: (w) any transfer by Dr. John B. Simpson or affiliated entities (“Simpson”) of shares held by Simpson except in the case of a sale or acquisition of the Company that is structured as a transfer of shares; (x) any bona fide equity financing for capital raising purposes; (y) any merger or acquisition done exclusively to effect a change of domicile of the Company; and (z) any transfer of assets by the Company to a new company for tax planning.